Exhibit 99.1
DoorDash Releases First Quarter 2026 Financial Results
May 6, 2026
SAN FRANCISCO—(BUSINESS WIRE)—DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter ended March 31, 2026.
We had a strong start to 2026, with rigorous execution across our business. In Q1 2026, continued product improvements and healthy consumer demand trends helped drive record membership1 signups, a new high for monthly active users (MAUs2), and strong consumer engagement across our marketplaces. At the same time, we continued investing to expand the breadth and quality of services we offer, began putting new features into production as part of our transition to a single global technology platform, and took steps to streamline our global operations. We expect these efforts will allow us to invest more efficiently, operate more effectively, and drive higher levels of growth in the communities we serve.
First Quarter 2026 Key Financial Metrics
•Total Orders increased 27% year-over-year (Y/Y) to 933 million.
•Marketplace GOV increased 37% Y/Y to $31.6 billion.
•Revenue increased 33% Y/Y to $4.0 billion.
•GAAP net income attributable to DoorDash, Inc. common stockholders decreased 5% Y/Y to $184 million.
•Adjusted EBITDA increased 28% Y/Y to $754 million.

	Three Months Ended
(in millions, except percentages)	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026
Total Orders	732	761	776	903	933
Total Orders Y/Y growth	18%	20%	21%	32%	27%
Marketplace GOV	$23,076	$24,244	$25,015	$29,683	$31,604
Marketplace GOV Y/Y growth	20%	23%	25%	39%	37%
Revenue	$3,032	$3,284	$3,446	$3,955	$4,036
Revenue Y/Y growth	21%	25%	27%	38%	33%
Net Revenue Margin	13.1%	13.5%	13.8%	13.3%	12.8%
GAAP gross profit	$1,478	$1,608	$1,689	$1,911	$1,944
GAAP gross profit as a % of Marketplace GOV	6.4%	6.6%	6.8%	6.4%	6.2%
Contribution Profit	$1,020	$1,147	$1,268	$1,405	$1,380
Contribution Profit as a % of Marketplace GOV	4.4%	4.7%	5.1%	4.7%	4.4%
GAAP net income attributable to DoorDash, Inc. common stockholders	$193	$285	$244	$213	$184
GAAP net income attributable to DoorDash, Inc. common stockholders as a % of Marketplace GOV	0.8%	1.2%	1.0%	0.7%	0.6%
Adjusted EBITDA	$590	$655	$754	$780	$754
Adjusted EBITDA as a % of Marketplace GOV	2.6%	2.7%	3.0%	2.6%	2.4%
Weighted-average diluted shares outstanding	436	438	442	443	442

Operational Highlights
In Q1 2026, Marketplace GOV grew 37% Y/Y (24% Y/Y excluding the impact of Deliveroo), and revenue increased 33% Y/Y (21% Y/Y excluding the impact of Deliveroo).
In our U.S. restaurant category in Q1 2026, we continued to drive Y/Y growth in new consumers,3 as well as Y/Y growth in order rates4 among our mature cohorts.5 Y/Y growth in Marketplace GOV in the U.S. restaurant category in Q1 2026 was higher than the pace of Y/Y growth in Q1 2025 and slightly above the average Y/Y growth rate over the last 16 quarters, but lower than the pace of Y/Y growth in Q4 2025.
We have invested heavily to improve the product, selection, and overall experience we provide in the U.S. restaurant category, which has driven increased consumer engagement and helped us more than double the sales we drive to our U.S. restaurant partners over the last five years. On top of this, we are expanding our ability to help drive growth for our merchant partners through services such as Digital Ordering, SevenRooms, and Reservations. In Q1 2026, we drove significant acceleration in new partner signs at SevenRooms and expanded Reservations to our fourth U.S. city, Chicago, while adding many new restaurants in New York, Miami, and Las Vegas. These and related efforts remain early, but our progress so far gives us confidence to continue investing in these areas in order to increase the value we provide to our merchant partners and consumers on our platform.
In our U.S. grocery and retail categories in Q1 2026, we continued to drive strong Y/Y growth in Marketplace GOV. In Q1 2026, we improved a number of key quality metrics, expanded selection in newer categories such as apparel and auto parts, and built new tools designed to help streamline merchant onboarding. These improvements helped attract more new consumers to our U.S. grocery and retail categories in Q1 2026 than in any previous quarter, drove initial engagement among our newer cohorts that increased Y/Y,6 and drove strong Y/Y growth in order rates among our mature cohorts.
Internationally, we are focused on improving the efficiency of our organization, processes, technology, and investments, while continuing to execute at a high level. At Deliveroo, early output from our investments and integration work has been promising. In Q1 2026, we drove accelerated Y/Y growth in Deliveroo MAUs and Total Orders, and accelerated Y/Y growth in Marketplace GOV in the U.K., France, and Italy. Excluding the impact of Deliveroo, unit economics in our international marketplaces increased on a Y/Y basis in Q1 2026. Also excluding the impact of Deliveroo and on a constant currency basis, Y/Y growth in Marketplace GOV in our international marketplaces in Q1 2026 decelerated compared to Q4 2025, but remained above Y/Y growth in Marketplace GOV in our U.S. marketplace.
The goal of our global membership programs is to improve affordability for consumers in order to drive higher sales to our partners and increase retention and order frequency on our platform. Y/Y growth in U.S. DashPass members accelerated in Q1 2026, driven by strong Y/Y growth in sign-ups and reduced churn. In our international countries, Y/Y growth in DashPass, Wolt+, and Deliveroo Plus members also accelerated. At the same time, our international membership programs are still nascent and we will continue working to increase the value we provide.
We made meaningful progress on our new global technology platform in Q1 2026 and the program is tracking well against our expectations. Foundational infrastructure is in place across payments, fraud, support, subscriptions, merchant tooling, and logistics, with live production traffic ramping up across all three of our global marketplace brands. Although much of the work on functional product features remains ahead of us, our team has executed extremely well so far and we are confident in our ability to continue driving toward our ambitious goals.

Financial Outlook

Period	Marketplace GOV	Adjusted EBITDA
Q2 2026	$32.4 billion - $33.4 billion	$770 million - $870 million
For the full year 2026, we continue to expect Adjusted EBITDA as a percent of Marketplace GOV to increase slightly compared to 2025, excluding the impact of Deliveroo in both periods. We continue to expect Deliveroo to contribute approximately $200 million to our Adjusted EBITDA in 2026.
For Q2 2026, we anticipate the gross cost of the Dasher7 gas relief program to be over $50 million, which we expect to fund at least partially by adjusting investment in other areas.
Based on our current outlook and assuming a stock price consistent with recent trading levels, we expect:
•2026 stock-based compensation expense of approximately $1.3 billion to $1.4 billion.
•2026 depreciation and amortization expense of approximately $1.1 billion to $1.2 billion, inclusive of approximately $450 million of amortization of acquired intangible assets.
Unless otherwise indicated above, our guidance includes the expected impact of, and contributions from, Deliveroo. As with all areas of our business, we plan to operate Deliveroo with a long-term focus and deep attention to detail. While we expect cost efficiencies over time from operating a larger global business, we believe our largest opportunity to generate long-term returns at Deliveroo will come from investing in our people and products in order to generate better outcomes for consumers, merchants, and Dashers.
Our expectations regarding the impact of, and contributions from, Deliveroo are based on judgments which we believe to be reasonable and certain assumptions that are subject to change, many of which are outside of our control. In addition to the other risks and uncertainties we describe in our filings with the U.S. Securities and Exchange Commission (the "SEC"), the ongoing integration of Deliveroo into our business presents certain execution and operational risks that could cause actual results to vary from the expectations expressed above.
Our outlook assumes that aggregate consumer demand and key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories, international markets, and in our system capacity to support further growth, as well as growing investment in new initiatives and our global technology platform.
We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
We have not provided GAAP net income (loss) attributable to DoorDash, Inc. common stockholders outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP measures in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Use of Non-GAAP Financial Measures" below.

Q1 2026 Financial Performance

	Three Months Ended					Y/Y % Change	Q/Q % Change
(in millions, except percentages)	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Mar. 31, 2026	Mar. 31, 2026
Revenue	$3,032	$3,284	$3,446	$3,955	$4,036	33%	2%
Net Revenue Margin	13.1%	13.5%	13.8%	13.3%	12.8%	(3)%	(4)%
GAAP cost of revenue, exclusive of depreciation and amortization	$1,500	$1,616	$1,687	$1,935	$1,992	33%	3%
GAAP sales and marketing expense	$586	$607	$576	$707	$746	27%	6%
GAAP research and development expense	$306	$351	$355	$419	$398	30%	(5)%
GAAP general and administrative expense	$332	$388	$400	$480	$432	30%	(10)%
GAAP net income attributable to DoorDash, Inc. common stockholders	$193	$285	$244	$213	$184	(5)%	(14)%

Net cash provided by operating activities	$635	$504	$871	$421	$594	(6)%	41%
Free Cash Flow	$494	$355	$723	$254	$420	(15)%	65%
The Y/Y increase in Total Orders in Q1 2026 was driven primarily by growth in the number of consumers. Excluding the acquisition of Deliveroo, Total Orders increased 16% Y/Y in Q1 2026.
The Y/Y increase in Marketplace GOV in Q1 2026 was driven primarily by growth in Total Orders. We estimate aggregate changes in currency rates added approximately 2% to Y/Y growth in Marketplace GOV in Q1 2026. Excluding the acquisition of Deliveroo, Marketplace GOV increased 24% Y/Y in Q1 2026.
The Y/Y increase in revenue in Q1 2026 was driven primarily by growth in Marketplace GOV. Excluding Deliveroo, revenue increased 21% Y/Y in Q1 2026.
The Y/Y increase in GAAP cost of revenue, exclusive of depreciation and amortization in Q1 2026 was driven primarily by increases in Total Orders. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.3% in Q1 2026, down from 6.5% in each of Q1 2025 and Q4 2025.
The Y/Y increase in GAAP sales and marketing expense in Q1 2026 was driven primarily by increases in advertising expenses and personnel-related compensation expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.4% in Q1 2026, down from 2.5% in Q1 2025 and in line with 2.4% in Q4 2025.
The Y/Y increase in GAAP research and development expense in Q1 2026 was driven primarily by increases in personnel-related compensation expenses and third-party software expenses. As a percentage of Marketplace GOV, GAAP research and development expense was 1.3% in Q1 2026, in line with 1.3% in Q1 2025 and down from 1.4% in Q4 2025.
The Y/Y increase in GAAP general and administrative expense in Q1 2026 was driven by increases in personnel-related compensation expenses and legal, tax, and regulatory expenses. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.4% in Q1 2026, in line with 1.4% in Q1 2025 and down from 1.6% in Q4 2025.
GAAP net income attributable to DoorDash, Inc. common stockholders was $184 million in Q1 2026, a decrease from $193 million in Q1 2025 and a decrease from $213 million in Q4 2025.
Adjusted EBITDA was $754 million in Q1 2026, up 28% from $590 million in Q1 2025 and down 3% from $780 million in Q4 2025. Adjusted EBITDA as a percentage of Marketplace GOV was 2.4% in Q1 2026, down from 2.6% in each of Q1 2025 and Q4 2025.

In Q1 2026, we generated net cash provided by operating activities of $594 million and Free Cash Flow of $420 million, down from $635 million and $494 million, respectively, in Q1 2025.
In February 2025, our board of directors authorized the repurchase of up to $5.0 billion of our Class A common stock. Year to date through May 5, we have repurchased a total of 1.4 million shares of our Class A common stock for $205 million under the February 2025 authorization. We currently have approximately $4,795 million remaining under the current stock repurchase authorization. We may or may not repurchase any portion of the remaining amount.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our social media accounts on X and LinkedIn in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and financial and operating performance, including our outlook and guidance for the second quarter of 2026 and our assumptions underlying such guidance; our expectations regarding Adjusted EBITDA as a percent of Marketplace GOV in 2026; our expectations regarding our stock-based compensation expense, our depreciation and amortization expense, and the cost of the Dasher gas relief program; our priorities and our plans and expectations regarding our overall business strategy and investment approach; our plans and expectations for our expanded services, new product initiatives, and global technology platform; our expectations regarding the value of our platform and services to merchants, consumers, and Dashers; our plans and expectations regarding the integration of, and incremental investments in, Deliveroo, including, among other things, its impact on, and contribution to, our business, financial position, and financial and operating performance; our ability to drive future growth, gain greater efficiency in unit economics, and execute on our goals and strategies; our expectations regarding trends in our business, demand for our platform and for local commerce platforms in general, the macroeconomic environment, including global consumer spending, foreign currency rates, gas prices, and geopolitical risks; and our plans and expectations regarding share dilution, including in connection with equity award issuances and our share repurchase authorization. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: economic, financial, social or political conditions that could adversely affect us; competition; managing our growth and corporate culture; the macroeconomic environment and geopolitical uncertainty; financial performance; investments in new geographies, products, or offerings, as well as our technology infrastructure; our ability to successfully integrate and realize the benefits of acquisitions, including Deliveroo, strategic partnerships, joint ventures, and investments; our ability to attract merchants, consumers, and Dashers to our platform; legal proceedings and regulatory matters and developments; any future changes to our business or our financial or operating model; and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2025 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, Free Cash Flow, and revenue, excluding Deliveroo. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period. We use Contribution Profit to evaluate our operating performance and trends. We believe that Contribution Profit is a useful indicator of the economic impact of orders fulfilled through DoorDash as it takes into account the direct expenses associated with generating and fulfilling orders.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) attributable to DoorDash, Inc. common stockholders, adjusted to include net income (loss) attributable to redeemable non-controlling interests and exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii)

interest income, net, (ix) other (income) expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our marketplaces and Commerce Platform over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass, Wolt+, and Deliveroo Plus. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through our Commerce Platform.
We define Net Revenue Margin as revenue expressed as a percentage of Marketplace GOV.
We define revenue, excluding Deliveroo as revenue, excluding the revenue attributable to our Deliveroo branded marketplaces and Commerce Platform. We believe that revenue, excluding Deliveroo is a useful metric for period-over-period comparability of our legacy business.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, Free Cash Flow, and revenue, excluding Deliveroo should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

1 Members are based on the number of paid, trial, and partnership member accounts for the relevant membership programs on the last day of the period of measurement.
2 MAUs are based on the number of individual consumer accounts that completed an order on our marketplaces in the last month of the period of measurement.
3 New consumers for any given category are based on the number of individual consumer accounts that completed their first order in the stated category during the period of measurement.
4 Order rate for any given cohort and time period is calculated by multiplying retention by average order frequency for the stated cohort and time period.
5 Includes the 93 DoorDash monthly consumer cohorts from January 2017 through September 2024. We typically determine a cohort is mature after approximately six months. We exclude cohorts prior to January 2017 due to their relatively small size and a lack of certain historical data. We also exclude cohorts from October 2024 through March 2025 because those cohorts were not considered mature during all periods for a Y/Y comparison.
6 Compares monthly consumer cohorts from January 2025 through March 2026 against those of January 2024 through March 2025. Initial engagement for any given cohort is defined as the stated cohort's average order rate for up to the first twelve months immediately following and including the cohort's first order month.
7 "Dashers" generally refers to the independent contractors that use our marketplaces. In certain geographies, Dashers may be known locally as riders, courier partners, or similar. Dashers may also refer to employees or independent contractors of third-party service providers or employees of our local entities.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2025	March 31, 2026

Assets
Current assets:
Cash and cash equivalents	$4,378	$4,575
Restricted cash	273	300
Short-term investments	1,128	958
Funds held at payment processors	587	605
Accounts receivable, net	1,108	1,034
Prepaid expenses and other current assets	1,169	1,120
Total current assets	8,643	8,592
Long-term investments	837	849
Operating lease right-of-use assets	437	437
Property and equipment, net	1,067	1,142
Intangible assets, net	2,260	2,118
Goodwill	5,519	5,499
Other assets	896	1,074
Total assets	$19,659	$19,711
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$397	$268
Operating lease liabilities	105	105
Accrued expenses and other current liabilities	5,645	5,653
Total current liabilities	6,147	6,026
Operating lease liabilities	461	457
Convertible notes, net	2,724	2,725
Other liabilities	281	293
Total liabilities	9,613	9,501
Redeemable non-controlling interests	13	12
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	14,092	14,379
Accumulated other comprehensive income	261	117
Accumulated deficit	(4,320)	(4,298)
Total stockholders’ equity	10,033	10,198
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$19,659	$19,711

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2026

Revenue	$3,032	$4,036
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,500	1,992
Sales and marketing	586	746
Research and development	306	398
General and administrative	332	432
Depreciation and amortization	152	269
Restructuring charges	1	48
Total costs and expenses	2,877	3,885
Income from operations	155	151
Interest income, net	49	34
Other income (expense), net	(6)	6
Income before income taxes	198	191
Provision for income taxes	6	8
Net income including redeemable non-controlling interests	192	183
Less: net loss attributable to redeemable non-controlling interests	(1)	(1)
Net income attributable to DoorDash, Inc. common stockholders	$193	$184
Net income per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	$0.46	$0.42
Diluted	$0.44	$0.42
Weighted-average number of shares outstanding used to compute net income per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	421,422	435,429
Diluted	435,563	442,326

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended March 31,
	2025	2026

Cash flows from operating activities
Net income including redeemable non-controlling interests	$192	$183
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	152	269
Stock-based compensation	235	231
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	26	35
Amortization of deferred contract costs	17	21
Office lease impairment expenses	7	—
Adjustments to non-marketable equity securities, including impairment, net	—	(7)
Other	1	15
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Funds held at payment processors	119	(20)
Accounts receivable, net	(53)	57
Prepaid expenses and other current assets	(35)	42
Other assets	(115)	(51)
Accounts payable	14	(123)
Accrued expenses and other current liabilities	94	(27)
Payments for operating lease liabilities	(28)	(37)
Other liabilities	9	6
Net cash provided by operating activities	635	594
Cash flows from investing activities
Purchases of property and equipment	(74)	(57)
Capitalized software and website development costs	(67)	(117)
Purchases of investments	(425)	(292)
Maturities of investments	433	445
Purchases of non-marketable investments	—	(55)
Acquisitions, net of cash acquired	(27)	(30)
Other investing activities	—	8
Net cash used in investing activities	(160)	(98)
Cash flows from financing activities
Proceeds from exercise of stock options	3	1
Repurchase of common stock	—	(162)
Payments of acquisition-related deferred cash consideration	—	(11)
Other financing activities	—	(1)
Net cash provided by (used in) financing activities	3	(173)
Foreign currency effect on cash and cash equivalents, and restricted cash and cash equivalents	15	(22)
Net increase in cash and cash equivalents, and restricted cash and cash equivalents	493	301
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	4,221	4,681
End of period	$4,714	$4,982
Reconciliation of cash and cash equivalents, and restricted cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	$4,500	$4,575
Restricted cash	202	300
Long-term restricted cash and cash equivalents included in other assets	12	107
Total cash and cash equivalents, and restricted cash and cash equivalents	$4,714	$4,982
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$51	$49
Stock-based compensation included in capitalized software and website development costs	$41	$55
Deferred cash consideration for acquisitions	$—	$67

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Cost of revenue, exclusive of depreciation and amortization	$1,500	$1,616	$1,687	$1,935	$1,992
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(34)	(37)	(39)	(45)	(35)
Allocated overhead	(8)	(10)	(12)	(16)	(16)
Adjusted cost of revenue	$1,458	$1,569	$1,636	$1,874	$1,941

Sales and marketing	$586	$607	$576	$707	$746
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(26)	(33)	(28)	(21)	(23)
Allocated overhead	(6)	(6)	(6)	(10)	(8)
Adjusted sales and marketing	$554	$568	$542	$676	$715

Research and development	$306	$351	$355	$419	$398
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(116)	(141)	(133)	(138)	(113)
Allocated overhead	(6)	(8)	(7)	(7)	(8)
Adjusted research and development	$184	$202	$215	$274	$277

General and administrative	$332	$388	$400	$480	$432
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(61)	(71)	(61)	(72)	(57)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(29)	(29)	(48)	(29)	(45)
Transaction-related costs	(9)	(22)	(17)	(57)	(13)
Office lease impairment expenses	(7)	—	—	(4)	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	20	24	25	33	32
Adjusted general and administrative	$246	$290	$299	$351	$349
(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Revenue	$3,032	$3,284	$3,446	$3,955	$4,036
Less: Cost of revenue, exclusive of depreciation and amortization	(1,500)	(1,616)	(1,687)	(1,935)	(1,992)
Less: Depreciation and amortization related to cost of revenue	(54)	(60)	(70)	(109)	(100)
Gross profit	$1,478	$1,608	$1,689	$1,911	$1,944
Gross Margin	48.7%	49.0%	49.0%	48.3%	48.2%
Less: Sales and marketing	(586)	(607)	(576)	(707)	(746)
Add: Depreciation and amortization related to cost of revenue	54	60	70	109	100
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	60	70	67	66	58
Add: Allocated overhead included in cost of revenue and sales and marketing	14	16	18	26	24
Contribution Profit	$1,020	$1,147	$1,268	$1,405	$1,380
Contribution Margin	33.6%	34.9%	36.8%	35.5%	34.2%

	Three Months Ended
(In millions, except percentages)	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Gross profit	$1,478	$1,608	$1,689	$1,911	$1,944
Add: Depreciation and amortization related to cost of revenue	54	60	70	109	100
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	34	37	39	45	35
Add: Allocated overhead included in cost of revenue	8	10	12	16	16
Adjusted Gross Profit	$1,574	$1,715	$1,810	$2,081	$2,095
Adjusted Gross Margin	51.9%	52.2%	52.5%	52.6%	51.9%

	Three Months Ended
(In millions)	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Net income attributable to DoorDash, Inc. common stockholders	$193	$285	$244	$213	$184
Add: Net loss attributable to redeemable non-controlling interests	(1)	(1)	(1)	—	(1)
Net income including redeemable non-controlling interests	$192	$284	$243	$213	$183
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	29	29	48	29	45
Transaction-related costs	9	22	17	57	13
Office lease impairment expenses	7	—	—	4	—
Restructuring charges	1	—	1	—	48
Provision for (benefit from) income taxes	6	(13)	5	9	8
Interest income, net	(49)	(49)	(71)	(42)	(34)
Other (income) expense, net	6	(59)	81	(33)	(6)
Stock-based compensation expense and certain payroll tax expense(2)	237	282	261	276	228
Depreciation and amortization expense	152	159	169	267	269
Adjusted EBITDA	$590	$655	$754	$780	$754
(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
(2)Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Net cash provided by operating activities	$2,214	$2,188	$2,528	$2,431	$2,390
Purchases of property and equipment	(161)	(204)	(235)	(257)	(240)
Capitalized software and website development costs	(244)	(271)	(301)	(348)	(398)
Free Cash Flow	$1,809	$1,713	$1,992	$1,826	$1,752
Reconciliation of revenue to revenue, excluding Deliveroo

	Three Months Ended March 31,
(in millions)	2025	2026

Revenue	$3,032	$4,036
Revenue attributable to Deliveroo	—	(362)
Revenue, excluding Deliveroo	$3,032	$3,674

IR Contact: ir@doordash.com	PR Contact: press@doordash.com